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                                                                    Exhibit 23.1




                    Independent Auditors' Report and Consent
                    ----------------------------------------

The Board of Directors
Stonepath Group, Inc.:

The audits referred to in our report dated March 20, 2002, included the related financial statement schedule as of December 31, 2001, and for each of the years in the three-year period ended December 31, 2001, included in this annual report on Form 10-K of Stonepath Group, Inc. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We consent to the incorporation by reference in the registration statement on Form S-3 (No. 333-64452) and the registration statement on Form S-8 (No. 333-74918) of Stonepath Group, Inc. of our report dated March 20, 2002, with respect to the consolidated balance sheets of Stonepath Group, Inc. as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001 annual report on Form 10-K of Stonepath Group, Inc.


                                    KPMG LLP


Philadelphia, Pennsylvania
March 28, 2002